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                                                                     Exhibit 4.1


                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


         Amendment No. 1 to Rights Agreement, dated as of March 14, 2000 (this "Amendment"), is made and entered into by Aviall, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement, dated as of December 7, 1993 (the "Rights Agreement"), by and between the Company and BankBoston, N.A., a national banking association (as successor to The First National Bank of Boston) (the "Rights Agent").

                                    RECITALS

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable.

         NOW, THEREFORE, in accordance with Section 27 of the Rights Agreement, the Company hereby amends the Rights Agreement as follows:

                  1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           "Acquiring Person" shall mean any Person (as such
                  term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the


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                  foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

                  2. The Rights Agreement is hereby amended in the following additional respects:

                  (a) Section 2 is hereby amended by adding the following after the word "desirable": ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."

                  (b) Section 18 is hereby amended by adding the word "gross" between the words "without" and "negligence" in the second sentence of Section 18.

                  (c) Section 20(c) is hereby amended by adding the word "gross" between the words "own" and "negligence."

                  (d) Section 26 is hereby amended by inserting the following address as the notice address for the Rights Agent:

                           "BankBoston, N.A.
                           c/o EquiServe Limited Partnership
                           150 Royall Street
                           Canton, MA 02021
                           Attention: Client Administration"

                  3. This Amendment shall be effective as of the date first above written, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

                  4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

                  5. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

                  6. This Amendment shall be deemed to be a contract made under the substantive laws of the State of New York and for all purposes shall be governed by and

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construed in accordance with the substantive laws of the State of New York applicable to contracts to be made and performed within such State.

                  7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the date first above written.


                                             AVIALL, INC.



                                             By:    /s/ Jeffrey J. Murphy
                                                    ----------------------------
                                             Name:  Jeffrey J. Murphy
                                             Title: Senior Vice President and
                                                    General Counsel


AGREED AND ACCEPTED:

BANKBOSTON, N.A.



By:  /s/ Joshua P. McGinn
     -------------------------------
     Name:    Joshua P. McGinn
     Title:   Senior Account Manager


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